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                                   EXHIBIT 99



                                              NEWS RELEASE

Contact:

Martha A. Buckley                            JoAnn P. Huston
Director, Corporate Communications           Director, Investor Relations
610-722-3511                                 610-722-3513
mbuckley@unisourcelink.com                   jhuston@unisourcelink.com



                    UNISOURCE NAMES BOGAN PRESIDENT AND CFO
                             MUNDT CONTINUES AS CEO


          BERWYN, PENNSYLVANIA - OCTOBER 26, 1998 - Unisource Worldwide, Inc., (NYSE:UWW) announced today the appointment of Richard H. Bogan as President and Chief Financial Officer. Ray B. Mundt will continue in his role as chairman and CEO through 1999.

          Bogan, 47, joined Unisource in August 1997 as Senior Vice President and CFO, following a distinguished career with Philip Morris Companies, Inc. In making the announcement, Mundt commented, "Since joining Unisource, Richard has been extremely instrumental in driving our restructuring program. This appointment recognizes the important role he has played, as well as his accomplishments as a leader of positive and fundamental change within our company."

          On July 29, Unisource announced an extensive restructuring plan to improve service to customers, decrease costs, increase financial flexibility and grow profitable market segments. On October 1, the company confirmed that the plan was proceeding on schedule, and that it was confident that the targeted operating and financial goals would be achieved. "Richard's appointment as President is a reaffirmation of our commitment to the course we've already chartered," Mundt noted.

          "My primary focus will continue to be the timely execution of our restructuring program, which provides the road map to our future success," Bogan said. "In addition, I'll be overseeing our long-term IT strategy and ensuring that our field financial team is appropriately organized to support both the restructuring and our longer-term goals."

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          A graduate of the University of Washington, Bogan spent twenty years with Philip Morris Companies, Inc. in positions of increasing responsibility. During his tenure there, he was involved with several significant restructuring efforts of major operating units. In 1994, he was appointed Vice President Information Systems and Financial Analysis for Philip Morris Companies, Inc. In 1995, he was named Senior Vice President-Finance, Strategy and Information Systems for the $4.3 billion Miller Brewing, an operating company of Philip Morris. Bogan was also a member of the Board of Directors of Philip Morris Capital Corporation and Molson Breweries.

          In announcing Bogan's appointment, the Unisource Board of Directors also announced it has terminated the search it initiated in June of this year for a CEO. Dana G. Mead, a member of the Board of Directors and Chair of the Search Committee, said, "In reviewing a number of external candidates, the Board determined that none were superior to potential internal candidates who have joined the company in recent years.

          "We are delighted that Ray has agreed to continue in his role as Chairman and CEO for another year," Mead continued. "By that time, the restructuring plan will have been substantially implemented and we will have had a better opportunity to evaluate potential internal candidates."

          Unisource Worldwide, Inc. (http://www.unisourcelink.com), headquartered in Berwyn, Pennsylvania, is one of the largest distributors of paper products, packaging systems and sanitary maintenance supplies in North America, with annual revenues in excess of $7 billion.

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